                                                                    Exhibit 99.1


COMPANY CONTACT:                                INVESTOR CONTACT:
Debra P. Crawford                               Lippert/Heilshorn & Associates
Chief Financial Officer                         Jody Cain (jcain@lhai.com)
Santarus, Inc.                                  Mike Pollock (mpollock@lhai.com)
(858) 314-5708                                  (310) 691-7100

SANTARUS FILES REGISTRATION STATEMENT FOR FOLLOW-ON OFFERING

SAN DIEGO (JUNE 24, 2004) - Santarus, Inc. (NASDAQ: SNTS) today announced that the company has filed a registration statement for a follow-on offering of 6,000,000 shares of its common stock. All of the shares will be offered by Santarus. Santarus also expects to grant the underwriters a 30-day option to purchase an additional 900,000 shares to cover over-allotments, if any. SG Cowen & Co., LLC and UBS Investment Bank will act as joint book-running managers, and Thomas Weisel Partners LLC and RBC Capital Markets will act as co-managers of the offering.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from SG Cowen & Co., LLC at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or from UBS Investment Bank at 299 Park Avenue, New York, NY 10171 or through ADP by fax at (631) 254-7268.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SANTARUS

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products for the prevention and treatment of gastrointestinal diseases and disorders.

Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks and uncertainties, including the trading prices for the common stock of Santarus during the offering period, investor response to the proposed offering, other conditions in the financial markets and customary closing conditions. Please see Santarus' filings with the Securities and Exchange Commission for a discussion of other factors that may affect forward-looking information. Forward-looking statements speak only as of the date on which they are made, and Santarus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.